ZION OIL ANNOUNCES RIGHTS OFFERING

Dallas, Texas and Caesarea, Israel – April 26, 2010 – Zion Oil & Gas, Inc. (NASDAQ GM: ZN), announced today that it will be launching a rights offering. Holders of Zion's common stock will be entitled to purchase additional shares of its common stock at a price of $5.00 per share. In the rights offering, stockholders as of 5:00 p.m., Eastern Standard time on the record date of May 6, 2010, will be issued, at no charge, one-half (0.5) of a non-transferable subscription right for each share of common stock  owned by the stockholder on the Record Date. This is equivalent to one (1) subscription right for every two (2) shares of common stock held by the stockholder on the Record Date. The rights offering will be conducted under an existing effective shelf registration statement.

The Company plans to use the proceeds from the rights offering: (a) to purchase a 51% interest in a new company (Zion Drilling, Inc. that will own a 2,000 horsepower drilling rig), (b) to drill further 'deep' exploration wells on Zion's licenses in Israel (in continuation of Zion's oil and gas exploration efforts) and (c) for general corporate purposes.

If the rights offering is fully subscribed, then the gross proceeds of the offering will be approximately $46 million. The rights offering will also include an over-subscription privilege, that will entitle a stockholder who exercises all of their basic subscription privilege the right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among stockholders exercising their over-subscription right. If the rights offering is over-subscribed, then Zion may, in its sole discretion, elect to offer a number of additional shares to fulfill over-subscription requests such that the maximum gross proceeds in the offering would be $50 million.

The subscription rights are not transferable and will be evidenced by subscription rights certificates. Zion will not distribute any fractional rights; fractional subscription rights will be rounded up to the next whole number. Each whole subscription right entitles the holder to purchase one share of common stock at a purchase price of $5.00 per share. The rights may be exercised at any time prior to 5:00 p.m. Eastern Standard time on June 30, 2010, the scheduled expiration of the offer; however, Zion may extend the offering period at its sole discretion.

As soon as possible after the Record Date, Zion plans to mail to holders of its common stock (as of the close of business on the Record Date) a prospectus and other items necessary for exercising the rights. Shareholders who hold their shares in a bank or broker name will receive the rights offering material from their bank or broker. The prospectus will contain a description of the rights offering and other information.

This announcement is neither an offer nor a solicitation of any offer. The securities are offered by prospectus only, and only within those States and other jurisdictions in which the securities may be sold, and this announcement is neither an offer to sell nor a solicitation of any offer to buy in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities of any such state or jurisdiction. The rights offering will be made by means of a prospectus supplement (File No. 333-164563).

Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel in areas located on-shore between Haifa and Tel Aviv. It currently holds two petroleum exploration licenses, the Joseph and the Asher-Menashe Licenses, between Netanya, in the south, and Haifa, in the north, covering a total of approximately 162,000 acres and the Issachar-Zebulun Permit Area, adjacent to and to the east of Zion’s Asher-Menashe license area, covering approximately 165,000 acres. Zion’s total petroleum exploration rights area is approximately 327,000 acres.

FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding Zion’s planned operations, drilling efforts,  the successful establishment of the drilling subsidiary and the negotiation and execution of definitive agreements with Aladdin Middle East Ltd. (the current owner of the drilling rig) with respect thereto and potential results thereof and plans contingent thereon and the gross proceeds of the rights offering, are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

For more information regarding the rights offering or to request copies of the prospectus supplement relating to the rights offering when it becomes available, you may contact us by calling toll free 1-888-TX1-ZION (1-888-891-9466) or by contacting the Dallas Office at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com. Copies of the prospectus supplement, when available, will be available for viewing on the website of the U.S. Securities and Exchange Commission located at www.sec.gov.

Zion’s homepage may be found at: www.zionoil.com

Contact:
Mike Williams
Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
(1) 214-221-4610
Email: dallas@zionoil.com